Exhibit 10.2

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (“this Agreement”), dated as of January 3, 2017 is entered into by and between ACSF FUNDING I, LLC, a limited liability company organized under Delaware law (the “Borrower”) and Bank of America, N.A., a national banking association (the “Bank”) (each a “Party” and, collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Borrower and the Bank, as a Lender and as Administrative Agent, entered into that certain Amended and Restated Credit Agreement, dated as of October 29, 2015 (the “Credit Agreement”) and the Bank constitutes the Required Lenders (as defined in the Credit Agreement) as of the date hereof;
WHEREAS, the Borrower and the Bank wish to amend the Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
AMENDMENT
SECTION 1.1 Amendment of the Credit Agreement. With effect from the date hereof, the Credit Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages of the Credit Agreement (including exhibits and schedules) attached as Appendix A hereto:
ARTICLE II
MISCELLANEOUS
SECTION 2.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 2.2. Counterparts. The Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.
SECTION 2.3. Entire Agreement. The only amendments being made to the Credit Agreement are those that are set forth in this Agreement; no other amendments are being made. This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Bank of America, N.A., as Lender under the Credit Agreement
By:    /s/ Allen    D. Shifflet
Allen D. Shifflet
Managing Director

ACSF FUNDING I, LLC, as Borrower under the Credit Agreement

By: Ivy Hill Asset Management, L.P., its designated manager

By:    /s/ Kevin R. Braddish
Kevin R. Braddish
Duly Authorized Signatory

Acknowledged and agreed,
Bank of America, N.A., as Administrative Agent under the Credit Agreement

By:    /s/ Allen    D. Shifflet
Allen D. Shifflet
Managing Director

Annex A

[attached]

(January 3, 2017 Amendments)

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 29, 2015 among
ACSF FUNDING I, LLC,

as Borrower,
THE LENDER PARTIES HERETO, BANK OF AMERICA, N.A.,
as Administrative Agent and
The Other Lender Parties Hereto

BANK OF AMERICA MERRILL LYNCH,
as
Sole Lead Arranger and Sole Book Manager

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Certification” means with respect to any request for a Loan or any release of funds or substitution of assets with respect to the Collateral Account, a certification of the Investment Adviser on behalf of the Borrower stating that after giving effect to such Loan, release of funds or substitution: (A) (i) no Borrowing Base Deficiency will exist, and (ii) no Default would occur or be continuing, in each case based on the most recent Borrowing Base determination; and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase an Eligible Collateral Asset, no Borrowing Base Deficiency would exist after giving effect to such purchase on a pro forma basis.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Parent” means American Capital Senior Floating Ltd.
“Borrowing” means a Committed Borrowing.
“Borrowing Base” has the meaning specified in Annex C.
“Borrowing Base Deficiency” has the meaning specified in Annex C.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located (which is initially North Carolina) or New York, New York and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Cash” has the meaning specified in Annex C.
“Cash Equivalents” has the meaning specified in Annex C.
“Change in Investment Adviser” means:
(i)the Investment Adviser ceases to be responsible for the day-to-day management of the Borrower or Borrower Parent, including, without limitation, ceasing to be substantially involved in directing the investment decisions of the Borrower or Borrower Parent;

(ii)the Investment Adviser (A) changes its investment management arrangements with Borrower Parent such that Investment Adviser ceases to be an Affiliate of Borrower Parent by virtue of such arrangements or (B) ceases to be an Affiliate of Investment Adviser Parent, Ares Management LLC, Ares Capital Management LLC or any Affiliate of the foregoing in each case

“Credit Trigger” means any of the following: (i) a Regulatory Event with respect to any Key Personnel~~, Investment Adviser~~ or Investment Adviser ~~Parent~~, (ii) a Change in Investment Adviser, or (iii) ~~a Key Personnel Event or (iv)~~ the Net Asset Value is less than $25 million on any date on or after the Closing Date and such Net Asset Value deficiency is not cured within 3 days following notice thereof to the Borrower by the Administrative Agent.

“Current Market Price” has the meaning specified in Annex C.
“Current Market Value” has the meaning specified in Annex C.
“Current Market Value Percentage” has the meaning specified in Annex C.
“Current Pay Obligation” has the meaning specified in Annex C.
“Debtor Relief Laws” has the meaning specified in Annex C.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Obligations, an interest rate equal to the Prime Rate + 2.00%.

“Defaulted Obligation” has the meaning specified in Annex C.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurocurrency Rate” means:

(a)With respect to any Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Affiliate” means an Excluded Horizontal Affiliate or Excluded Managed Fund.

“Excluded Horizontal Affiliate” means with respect to Affiliates of the Company, any Person which is an Affiliate solely because such Person is owned or controlled by ~~American Capital Ltd.~~Ares Management LP or Investment Adviser Parent, except that the Investment

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Indictment Event” has the meaning specified in the definition of “Regulatory Event”.
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, two weeks or one, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Adviser” means ~~American Capital ACSF~~Ivy Hill Asset Management, ~~LLC~~L.P. (including any successor to the Investment Adviser by reason of an internal restructuring or other internal reorganization and which is controlled and managed by substantially the same individuals that are currently involved in the day-to-day operations of the Investment Adviser as of ~~the Closing Date~~ January 3, 2017).

“Investment Adviser Parent”    means    ~~American~~Ares Capital    ~~Asset Management, LLC~~Corporation or (without prejudice to the provisions relating to a Change in Investment Adviser) any successor in interest thereto that controls, directly or indirectly, the Investment Adviser.

“Investment Advisory Agreement” means the Investment Advisory Agreement dated as of ~~the Closing Date~~January 3, 2017 between the Investment Adviser and the Borrower.

“IRS” means the United States Internal Revenue Service.

“Key Personnel” means each of ~~Mark Pelletier, Michael Cerullo, Dana Dratch, William Weiss, and Juan Miguel Estela~~Kevin Braddish and Shelly Cleary and any individuals approved by the Administrative Agent in its reasonable discretion as replacement key personnel for purposes of this definition.

~~“Key Personnel Event” means that on any date there are not at least 2 of the Key Personnel responsible for the day-to-day management of the Borrower, such responsibility to include, without limitation, being substantially involved in directing the investment decisions of the Borrower (whether such services are provided directly or indirectly through the Investment Adviser) and such condition exists for 45 consecutive days after such date.~~

“Laws” has the meaning specified in Annex C.

“Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 18, 2013 including any permitted amendments thereto from time to time.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, the Security Agreement, the Collateral Administration Agreement, each Assignment and Assumption, each Note and each Fee Letter.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Makewhole Fee” has the meaning specified in Section 2.07(b).

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent and Collateral Administrator, which may be given in writing, including via email. Each such notice must be received by the Administrative Agent not later than ~~11~~2:00 ~~a~~p.m. (a) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of any Eurocurrency Rate Loans and (b) on the date of the requested Borrowing of, conversion to or continuation of any Base Rate Loan or of any conversion of Eurocurrency Rate Loans to Base Rate Loans. Each written notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $250,000 (or $500,000, if there is more than one Lender at such time) or a whole multiple of $50,000 (or $100,000, if there is more than one Lender at such time) in excess thereof, or in the amount of the unused portion of the Commitments. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 (or $500,000, if there is more than one Lender at such time) or a whole multiple of $50,000 (or $100,000, if there is more than one Lender at such time) in excess thereof or in the amount of the unused portion of the Commitments. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or Base Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or continued or to which existing Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than ~~1~~3:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continuedor converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Default, no Loans may be converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Committed Borrowings, all conversions of Committed
Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

2.03    Prepayments.

(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than ~~11~~2:00 ~~a~~p.m (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable and specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.12, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)    If the Administrative Agent notifies the Borrower at any time that a Borrowing Base Deficiency exists at such time, then the Borrower shall (i) give notice to the Administrative Agent and Lenders whether it intends to cure any Borrowing Base Deficiency by ~~3~~5:00 p.m. on the Business Day following the date on which the Borrower is notified of such Borrowing Base Deficiency (unless Borrower has actually cured such Borrowing Base Deficiency by such time) and, if so, (ii) cure any Borrowing Base Deficiency by ~~3~~5:00 p.m. on the second Business Day following the date on which a Borrowing Base Deficiency arose by either (A) repaying outstanding Loans or transferring additional Eligible Collateral Assets, Cash or Cash Equivalents to the Collateral Account so that the Borrowing Base will thereupon equal or exceed the Total Outstandings or (B) delivering to the Administrative Agent a written report showing a projected cure of any Borrowing Base Deficiency based on actions described in clause (A), if any, and pending purchases and sales of Collateral Assets as of the date of such report, provided that such report shall (1) be satisfactory to the Administrative Agent, (2) give effect to all projected purchases of Collateral Assets and other financial assets by the Borrower and account in a manner satisfactory to the Administrative Agent for any change in the market value of any such Collateral Assets and (3) give effect to sales of Collateral Assets only if such sales are (x) committed sales as of the date of such report, (y) sales to Approved Dealers and (z) reasonably expected by the Administrative Agent to be fully settled within 30 days of the date of such report. Notwithstanding Section 7.07, the Borrower Parent may at its option, but shall not in any way be obligated to, contribute Eligible Collateral Assets, Cash or Cash Equivalents at any time to the Borrower to cure a Borrowing Base Deficiency or for any other reason.

(c)    Any prepayment of any Loan shall be accompanied by all accrued and unpaid interest, amounts owing under Section 2.06 in respect of the amount prepaid and in the case of any Eurocurrency Rate Loan any additional amounts required pursuant to Section 3.05.

2.04 Termination or Reduction of Commitments.

The Company may, at its discretion, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than ~~11~~2:00 ~~a~~p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least $1,000,000 or, if less, the entire Aggregate Commitments and (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Borrower will be required to pay the Makewhole Fee, applicable amounts under Sections 3.01 and 3.05 and other amounts applicable for the terminated portion of the Facility; provided that a Makewhole Fee will not be payable in the event that Borrower exercises the right to terminate or reduce the Facility described in this Section 2.04 following the assertion of claims for additional amounts under Sections 3.01 and 3.04 that exceed an amount equal to 0.10% per annum times the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05    Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to the Borrower outstanding on such date and shall repay Loans as provided in Section 2.10(b).

2.06    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the Outstanding Amount thereof from the which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than ~~2~~3:00 p.m. on the date specified herein. The Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after ~~2~~3:00 p.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Maturity Date without giving effect to the proviso in the definition of such term.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to ~~12~~3:00 ~~noon~~p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02    Investments.

Own any Structured Finance Obligation.

7.03    Indebtedness; Bank Accounts.

Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents, or open or establish any bank accounts except as contemplated by the Collateral Administration Agreement.

7.04    Fundamental Changes.

Merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; without at least 30 days’ prior written notice to the Administrative Agent, change (or allow Investment Adviser to change) any of the information in Schedule 5.15 with respect to the Borrower; or amend, alter, change or supplement its Organization Documents unless the Administrative Agent has consented thereto in writing.

7.05    Sale of Collateral Assets.

Sell, assign, transfer, convey or otherwise dispose of any Collateral Asset unless, after giving effect to any such sale, assignment transfer, conveyance or disposition and any simultaneous prepayment of any Loan in accordance with Section 2.03, (i) based on the most recent Borrowing Base determination received from the Administrative Agent, no Borrowing Base Deficiency will exist and (ii) no Default would occur or be continuing after giving effect thereto; provided that, for the avoidance of doubt, the Borrower shall at all times be permitted to sell any Collateral Asset to an Approved Dealer in order to cure any Borrowing Base Deficiency so long as no Default would otherwise occur or be continuing after giving effect thereto.

7.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing or would result therefrom, the Company may make distributions to Borrower Parent.

7.07    Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Company (other than the Sale Agreement or the Investment Advisory Agreement), whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Company as would be obtainable by the Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate; and without limitation of the foregoing, the Company shall not purchase

SCHEDULE 5.15

IDENTIFICATION INFORMATION OF
BORROWER AND BORROWER PARENT

Legal Name:    ACSF Funding I, LLC
Identification Number:    5432799
Jurisdiction of Organization:    Delaware
Corporate Trust Center 1209 Orange Street
Registered Office:    Wilmington, Delaware 19801

Place of Business	c/o ~~American Capital Senior Floating, Ltd.~~ 2 Bethesda Metro Center, 14thIvy Hill Asset Management, L.P.
245 Park Avenue, 43rd Floor ~~Bethesda, Maryland 20814~~ New York, NY 10167

Former Legal Name:    None
~~American Capital ACSF~~Ivy Hill Asset Management, ~~LLC~~
2 Bethesda Metro Center, 14th ~~Floor Bethesda~~L.P.
Investment Adviser Place of Business/ Chief Executive    245 Park Avenue, 43rd Floor
Office:    New York, ~~Maryland 20814~~NY 10167
U.S. Taxpayer Identification Number (Borrower)    Disregarded entity (N/A)
U.S. Taxpayer Identification Number (Borrower
Parent)    46-1996220

Schedule	5.15

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES
COMPANY:
ACSF Funding I, LLC
~~2 Bethesda Metro Center, 14~~th ~~Floor~~ c/o Ivy Hill Asset Management, L.P.
~~Bethesda, MD 20814 T: 301-968-9310~~
~~F: 301-968-9311~~
~~Attn: Secretary~~
245 Park Avenue, 43rd Floor
New York, NY 10167

Attention: Kevin Braddish
Email: kbraddish@aresmgmt.com
Attention: General Counsel
~~Sam.Flax@americancapital.com~~ Email: arccgeneralcounsel@aresmgmt.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Street Address: 101 S Tryon Street Mail Code: NC1-002-15-61
Charlotte, NC 28255
Attention: Bank of America Credit Services Telephone: 980-386-6893
Facsimile No: 704-310-3109
Electronic Mail: dg.baml-clo-revolver@baml.com Payment Instructions
USD
Bank of America, N.A. ABA#: 026-009-593

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ANNEX C

DEFINITIONS RELATING TO COLLATERAL ASSETS

“Additional Current Pay Criteria” means criteria satisfied with respect to any Collateral Asset (other than a DIP Loan) if (i) in the event that the issuer of such Collateral Asset has made a Distressed Exchange Offer, (A) such Collateral Asset is subject to the Distressed Exchange Offer or ranks equal to or higher in priority than the obligation subject to the Distressed Exchange Offer, (B) in the case of a Distressed Exchange Offer that is a repurchase of debt for Cash, the repurchased debt will be extinguished and (C) the Borrower does not hold any obligation of the issuer making the Distressed Exchange Offer that ranks lower in priority than the obligation subject to the Distressed Exchange Offer and (ii) such Collateral Asset has a Current Market Value Percentage of at least the lesser of (x) 80% of its par value and (y) the S&P/LSTA U. S. Leveraged Loan 100 Index (Price) as reported on Bloomberg page SPBDLLB Index.

“Aggregate Market Value” means the aggregate of the Current Market Values of each Eligible Collateral Asset (whether or not included in the Borrowing Base) plus the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account; provided, however, that until such time as the Aggregate Market Value first exceeds $200 million, the Aggregate Market Value will be deemed to be $200 million solely for purposes of determining compliance with the Portfolio Criteria. Unless otherwise specified, references to Collateral Assets comprising specified percentages of the Aggregate Market Value in the Eligibility Criteria and Portfolio Criteria shall be based on the Current Market Value of the relevant Collateral Assets (based on Dollar Equivalents for any Collateral Assets not denominated in Dollars).

“Approved Dealer” means each of the following entities or their Affiliates (or any successor thereto): Banco Santander, Bank of America, Bank of Montreal, Barclays, BNP Paribas, CIT, Citibank, Credit Agricole, Credit Suisse Securities (USA), LLC, Deutsche Bank, ~~GE~~Antares Capital, Goldman Sachs, HSBC, JP Morgan, Jefferies, Key Bank, Lloyds, Macquarie, Morgan Stanley, Nomura, PNC, Royal Bank of Canada, The Royal Bank of Scotland, Scotia Bank, Société Générale, SunTrust, Toronto Dominion, UBS, US Bank, Unicredit, Wells Fargo or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent; provided that (i) none of the Borrower or its Affiliates shall be an Approved Dealer and (ii) Bank of America is not an Approved Dealer for the provisions of the Loan Documents relating to the First Look Bidder (as defined in the Security Agreement).

“Bank Loan” means any loan to an obligor arranged by a bank, finance company or other financial institution. A participation in any loan is not a Bank Loan.

“Borrowing Base” means, on any date of determination, the (A) aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to (i) the Current Market Value of such Eligible Collateral Asset times (ii) the Advance Rate applicable to such Eligible

~~10~~2:00 ~~a~~p.m. (New York time) on the following day). If such firm bid is provided by Borrower or the Administrative Agent it shall be applied as the Current Market Price until the next Business Day, otherwise the Collateral Administrator’s original determination will be used for that day.

The Current Market Price will be expressed as a percentage of outstanding par amount, will be adjusted for or will exclude adjustment for accrued interest in accordance with market convention for the relevant asset.

“Current Market Value” means with respect to any Collateral Asset on any date of determination, the Current Market Price for such Collateral Asset multiplied by the current face amount for such Collateral Asset as of such date determined pursuant to the Collateral Administration Agreement. The Current Market Value of any Collateral Asset which is a revolving loan or delay draw term loan shall be determined as (a) the Current Market Price of the funded portion of such revolving loan or delay draw term loan times such funded portion minus (b) an amount equal to (i) the unfunded commitment thereof times (ii) one minus the Current Market Price, and may be negative. Each Current Market Value will be expressed as a Dollar Equivalent if applicable.

“Current Market Value Percentage” means, with respect to any Collateral Asset as of any date of determination, the amount (expressed as a percentage) equal to the Current Market Value of such Collateral Asset on such date divided by the principal amount of such Collateral Asset on such date. For the purpose of calculating the Current Market Value Percentage on any day, the Current Market Value Percentage on any day that is not a Business Day shall be deemed to be the Current Market Value Percentage on the immediately preceding Business Day.

“Current Pay Obligation” means any Collateral Asset (other than a DIP Loan) that would otherwise be a Defaulted Obligation but as to which (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal or other scheduled payments (if any) and the most recent interest and contractual principal payment due (if any) was paid in cash and the Investment Adviser reasonably expects that the next interest payment due will be paid in cash on the scheduled payment date (which judgment may not subsequently be called into question as a result of subsequent events); (ii) if the issuer of such Collateral Asset is in a bankruptcy proceeding, the issuer has made all payments that the bankruptcy court has approved; (iii) for so long as Moody’s provides a rating of any Collateral Asset, such Collateral Asset has a facility rating from Moody’s of either (A) at least “Caa1” (and if “Caa1,” not on watch for downgrade) and its Current Market Value is at least 80% of its par value or (B) at least “Caa2” (and if “Caa2,” not on watch for downgrade) and its Current Market Value is at least 85% of its par value (provided that for purposes of this definition, with respect to a Collateral Asset already owned by the Borrower whose Moody’s Rating is based on a facility rating from Moody’s and such facility rating is withdrawn, the Moody’s Rating of such Collateral Asset shall be the last outstanding facility rating before the withdrawal); and (iv) the Additional Current Pay Criteria are satisfied; provided that to the extent the Aggregate Market Value of all Collateral Assets that would otherwise be Current Pay Obligations exceeds 7.5% of the Aggregate Commitments, such excess over 7.5% shall constitute Defaulted Obligations.

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